Exhibit 99.1

Boyd Bros. Transportation's Stockholders Approve Merger With BBT
Acquisition Corporation

    CLAYTON, Ala.--(BUSINESS WIRE)--Sept. 8, 2004--Boyd Bros. Transportation Inc. (NASDAQ/SmallCap: BOYD) (the "Company") today announced that its stockholders, voting at a special meeting held this morning, have approved the merger of BBT Acquisition Corporation ("BBT") into the Company, which will result in the Company going private. BBT is a company owned by Dempsey Boyd, the founder of the Company, Gail B. Cooper, the President and Chief Executive Officer of the Company, and certain of their family members.
    Under the terms of the merger, each stockholder of the Company (other than BBT and the Boyd family stockholders of BBT) will receive $9.18 in cash for each share of Company common stock owned. BBT has appointed SunTrust Bank as paying agent for the merger consideration. The paying agent will contact stockholders shortly with instructions on how to receive payment for their shares.
    The Company and BBT expect to file a Certificate of Merger with the Delaware Secretary of State no later than September 13, 2004, to consummate the transaction. As a result of the merger, the Company's shares will no longer trade on NASDAQ or be registered under the Securities Exchange Act of 1934. However, the Company will continue to do business under the name "Boyd Bros. Transportation Inc."
    Boyd Bros. Transportation Inc. is one of the largest flatbed trucking companies in the United States. The Company provides transportation services to high-volume, time-sensitive customers, primarily in the steel and building materials industries, and operates throughout most of the continental United States. For more information about the Company, visit Boyd Bros. on the Internet at www.boydbros.com.

    CONTACT: Boyd Bros. Transportation Inc., Clayton
             Richard C. Bailey, 334-775-1221